EXHIBIT 1

SCHEDULE OF TRANSACTIONS

SECURITY	DATE OF TRANSACTION	AMOUNT OF SECURITIES SOLD	APPROXIMATE PRICE PER SHARE
VOLC	12/17/2014	1,000,000	$17.87
VOLC	12/17/2014	1,500,000	$17.83